Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-109508, 333-111945 and 333-67948; and Form S-8 Nos. 333-98263, 333-97765, 333-83993, 333-50217, 333-50381, 333-107320, 333-63440 and 333-39376), of our report dated February 6, 2004, except Note 15 as to which the date is March 18, 2004, with respect to the consolidated financial statements of Nanogen, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

ERNST & YOUNG LLP

San Diego, California

March 25, 2004